EXHIBIT 99

                         DEFERRED COMPENSATION PLAN FOR
                         DIRECTORS OF THE BOEING COMPANY

1. Purpose. The purpose of the Deferred Compensation Plan for Directors of The Boeing Company (the "Plan") is to provide for deferral of payment of all or a portion of any annual fees, meeting fees, or both, payable to members of the Board of Directors of The Boeing Company (the "Company").

2. Eligibility. Any member of the Company's Board of Directors entitled to compensation as a director is eligible to elect to participate in the Plan.

3. Election to Participate. A director may elect to defer all or a specified percentage of annual fees, meeting fees, or both, that may thereafter become payable, by executing and delivering to the Company a notice which states the percentage of the fees to be deferred and the deferral account to which the fees are to be credited. An election or change in election must be made by December 1 to be effective for fees to be paid in the following year.

     An election to participate will remain in effect until participation in the Plan terminates, or until the election is changed by a notice to the Company increasing or decreasing the percentage of fees to be deferred, or changing the account for future deferrals. If a Director or former Director having an account under the Plan (a "Participant") terminates participation in the Plan, all amounts accumulated in the Participant's account(s) prior to termination will continue to be held subject to the Plan.

4. Deferral Accounts. All fees deferred under the Plan shall be credited to the Participant either in an Interest Credit deferral account or in a Stock Unit deferral account, at the election of the Participant, such election to be irrevocable once made. In the absence of an election, the Interest Credit deferral account shall be credited. Fees shall be credited at the time the fees otherwise are payable.

     Each Participant's account(s) shall be credited with earnings thereon as follows:

     Interest Credit Deferral Account. As of March 31, June 30, September 30, and December 31 each year, a Participant's Interest Credit deferral account shall be credited with interest on all amounts in that account during the preceding quarter.

     Interest will be computed during each calendar year at the mean between the high and the low during the first eleven months of the preceding year of yields on Aa-rated Industrial Bonds as reported by Moody's Investors Service, Inc., rounded to the nearest 1/4th of one percent. The Company will notify Participants annually of the established interest rate.

     Stock Unit Deferral Account. At the time the fee is credited, the Participant's Stock Unit deferral account shall be credited with the number of shares of the Company's common stock that could be purchased with the fee, based on the Fair Market Value of such stock on the day the fee is credited (or on the next business day on which the Exchange is open, if the Exchange is closed on the day the fee is credited), excluding commissions, taxes, and other charges; and such number (carried to two decimal places) shall be recorded as stock units in the Participant's account, for bookkeeping purposes only. For purposes of the Plan, "Fair Market Value" equals the mean of the high and low per share trading prices for the common stock of the Company as reported in The Wall Street Journal for the "New York Stock Exchange - Composite Transactions" for a single trading day.
     The number of stock units in an account shall be appropriately adjusted to reflect stock splits, stock dividends, and other like adjustments in the Company's common stock.

     Each Participant's Stock Unit deferral account periodically shall be credited with the number of shares of the Company's common stock that could be purchased, as set forth in the preceding paragraph, by an amount equal to the cash dividends that would be payable on the numb%r of shares of the Company's common stock that equals the number of stock units in a Participant's Stock Unit deferral account. The Company will notify Participants annually of the number of stock units, and the dividend equivalents, credited to their Stock Unit deferral account.

     The Committee may authorize an irrevocable one-time election by Participants to elect the Stock Unit deferral account for Plan balances as of December 31, 1993.

5. Payment. The timing and manner of distribution of amounts held under the Plan shall be determined by the Committee in its sole discretion, but distributions shall commence no earlier than as set forth in this section. Distributions must commence no later than the January 15 immediately following: (a) the year in which the Participant reaches age 70-1/2 or,
     (b) if the Participant continues service on the Board beyond such age, the year the Participant retires from the Board or otherwise terminates service from the Board. A Participant may submit an election to the Committee, stating the number of years over which the Participant requests that payment be made (which shall be between 1 and 15 years), the initial year of payment, and the payment option (in the case of payments to be made over 2 or more years). The election shall be submitted to the Committee by not later than December 1 of the year in which the Participant retires from the Board or otherwise terminates service from the Board. The distribution shall be made in accordance with the election unless the Committee determines that the distribution should be made at some different time or in some different manner.

     The payment options (in the case of payments to be made over 2 or more years) shall be as follows:

     - Approximately Equal Option. The amount payable to the Participant each year shall be computed so that the aggregate amount of cash or stock in a Participant's account(s) under the Plan shall be distributed in approximately equal installments in each year for which deferred compensation payments are to be made; or

     - Fractional Option. The amount payable to the Participant each year shall be computed by multiplying a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the distribution period, by the balance in the account(s) on January 1 of such year.

     Under either option, the Participant's account(s) shall be debited at the time of payment, which shall be on or before January 15 of each year.

     An approved payment period and payment option shall be applicable to the Participant's total aggregate deferred compensation accounts under the Plan, including any accounts previously maintained that have been combined into an account under this Plan. Participants who have filed elections prior to January 1, 1993, may by December 1, 1993, revise such elections (subject to Committee approval) to reflect the payment periods and payment options permitted by the foregoing provisions, or may cancel such elections and defer making an election until such time as is permitted by the foregoing provisions.

     Distributions of amounts from a Stock Unit deferral account shall be paid in cash during any period in which the Participant is subject to Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder ("Section 16"), and for any required Section 16 reporting period thereafter. Following such period, distributions from the Stock Unit deferral account may be made in stock at the written election of the Participant, subject to Committee approval. Any cash distribution shall equal the cash value, on the date as of which the distribution is calculated (which shall be the first business day in January unless some other date is prescribed by the Committee), of the number of whole shares of Company common stock then distributable to such Participant, based on the Fair Market Value of such stock on that date or the next day on which the Exchange is open, if the Exchange is closed on the date the distribution is calculated. Any distributions in stock shall be in whole shares of the Company's common stock equal to the whole number of stock units credited to the Participant's Stock Unit deferral account. No fractional shares shall be distributed and any account balance remaining after a stock distribution shall be paid in cash.

     A Participant may request that amounts (except for any amounts, and any interest credited thereon, which were deferred in the calendar year in which the request for distribution is submitted) credited to the Participant's Interest Credit deferral account be distributed during the Participant's term of office as a director of the Company, or that an approved method of payment of the account be changed. Any such request must be submitted to the Committee by no later than December 1 of the year prior to the year in which the distribution is requested to be made, must set forth the reason therefor, and is subject to approval by the Committee in its sole and absolute discretion. Distributions during a Participant's term of office as a director of the Company shall not be permitted under the Plan from amounts deferred to a Stock Unit deferral account, except in the case of the Participant's disability. Disability, for these purposes, shall mean a condition entitling the Participant to Disability Retirement under the Company's Retirement Plan as if such Retirement Plan were applicable to the Participant. No change to the timing of or payment option for payments from the Stock Unit deferral account shall be considered or allowed during the period the Participant is subject to
     Section 16 and for any required Section 16 reporting period thereafter.

     The Committee may establish guidelines for its own use in considering any such request or any other request or election under the Plan, but such guidelines shall not in any way limit the Committee's discretion in acting upon a request or election, or in determining the timing and manner of any distributions to be made under the Plan.

6. Beneficiaries. A Participant may designate one or more beneficiaries to receive distributions from the Plan, upon the death of the Participant. If no beneficiary has been designated, all such amounts shall be paid to the personal representative of the Participant. Except as provided in the following paragraph, the death of a Participant shall not affect the timing or manner of distributions from the Participant's account(s).

     A Participant may elect that one or more fixed payments be made from the Participant's account(s) under the Plan, to the Participant's personal representative or designated beneficiary, following the Participant's death. Such payments, if approved by the Committee, shall be made within 15 months after the Participant's death. Any amounts thereafter remaining in the account(s) will be distributed at the time and in the manner approved by the Committee.

7. Termination or Amendment of the Plan. The Plan may be terminated, modified, or amended from time to time by resolution of the Board of Directors. If the Plan is terminated, all amounts accumulated prior to termination will continue to remain subject to the provisions of the Plan as if the Plan had not been terminated.

8. Participants' Rights. Amounts deferred and accumulated under the Plan remain the property of the Company, and no Participant or other person shall acquire any property interest in the account(s) or any other assets of the Company on account of participation in the Plan, a Participant's rights being limited to receiving from the Company the payments provided for in the Plan. The Plan is unfunded, and to the extent that any Partici-pant acquires a right to receive payments from the Plan, such right shall be no greater than the right of an unsecured creditor of the the Company.

     Except to the extent provided in the final paragraph of Section 5 of the Plan, the right of a Participant, the Participant's legal representative or beneficiary to receive payments from the Plan shall not be subject to anticipation, sale, assignment, pledge, encumbrance or charge, nor shall such right be liable for or subject to the debts, contracts, liabilities or torts of the Participant, or the Participant's legal representative or beneficiaries.

9. Powers of Compensation Committee. The Compensation Committee of the Board of Directors (the "Committee") shall have full power and authority to construe and interpret the Plan. No member of the Committee shall act on any matter concerning such member's participation in the Plan or such member's account(s) under the Plan. Decisions of the Committee shall be final and binding upon the Participants, their legal representatives and beneficiaries. Approval by the Committee of any election or request made by a Participant pursuant to the Plan shall be subject to the sole discretion of the Committee.